February 23, 2026

Elizabeth Muller
President and Chief Executive Officer
DEEP FISSION, INC.
2001 Addison Street
Suite 300
Berkeley, California 94704

       Re: DEEP FISSION, INC.
           Registration Statement on Form S-1
           Filed February 17, 2026
           File No. 333-293510
Dear Elizabeth Muller:

       This is to advise you that we have not reviewed and will not review your registration statement.

        Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

       Please contact Kevin Dougherty at 202-551-3271 with any questions.



                                                           Sincerely,

                                                           Division of
Corporation Finance
                                                           Office of Energy &
Transportation
cc:    Albert Vanderlaan